FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Donald L. Delaney
     601 Simons Drive
     Missoula, MT 59803

2.   Issuer Name and Ticker or Trading Symbol

     Intrepid Technology & Resources, Incorporated fka Iron Mask Mining Co.

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

4.   Statement for Month/Year

     April, 2002

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

     X     Director                           ____     10% Owner


     ____  Officer (give title below)         ____     Other (specify below)

Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security     Transactio   Transaction    Securities Acquired (A)      Amount of         Ownership     Nature of
                      n Date       Code           or Disposed of (D)           Securities        Form:         Indirect
                      (Month/Da                                                Beneficially      Direct (d)    Beneficial
                      y/Year)                                                  Owned at End      or Indirect   Ownership
                                                                               of Month          (I)
                                                  Amount  (A) or (D)  Price
Common Stock          4/01/02      S              5,000    D          .25      4,166,898         D
Common Stock          4/02/02      S              5,000    D          .27      4,161,898         D
Common Stock          4/04/02      S              2,000    D          .30      4,159,898         D
Common Stock          4/04/02      S              3,000    D          .31      4,156,898         D
Common Stock          4/04/02      S              5,000    D          .30      4,151,898         D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Convers    Transacti Transa  Number of     Date,         Title and Amount   Price of  Number       Owners      Nature
Derivative  ion or     on Date   ction   Derivative    Exercisable   of Underlying      Derivati  of           hip of      of
Security    Exercise   (Month/D  Code    Securities    and           Securities         ve        Derivativ    Derivati    Indirect
            Price of   ay/Year)          Acquired (A)  Expiration                                 Securities   Securities  Benefici
            Derivati                     or Disposed   Date                                       Beneficially Beneficial  al
            ve                           of (D)                                                   Owned        ly Owned    Owner
            Security                                                                              at End of    at End of   ship
                                                                                                  Month        Month

                                         (A)    (D)    Date    Expir- Title  Amount
                                                       Exercis ation         or
                                                       able    Date          Number
                                                                             of
                                                                             Shares




Explanation of Responses:

                                   /s/ Donald L. Delaney                 5/15/02
                                   ---------------------                 -------
                                **Signature of Reporting Person             Date